EXHIBIT 99.1

G1 Therapeutics Announces Flexible Credit Financing for Up to $100 Million with Hercules Capital

- Non-dilutive capital to support commercialization and additional development of trilaciclib

RESEARCH TRIANGLE PARK, N.C., JUNE 1, 2020 – G1 Therapeutics, Inc. (Nasdaq: GTHX), a clinical-stage oncology company, today announced that the company has entered into a debt financing agreement with Hercules Capital, Inc. (NYSE: HTGC) for up to $100 million. G1 plans to use the proceeds to fund commercialization and further development of trilaciclib, its first-in-class investigational therapy designed to improve outcomes for people with cancer treated with chemotherapy.

“We expect to file a New Drug Application for trilaciclib later this month for myelopreservation in small cell lung cancer. This financing strengthens our balance sheet as we prepare for commercial launch in our first indication and to execute a robust development plan to evaluate trilaciclib in additional tumor types,” said Mark Velleca, M.D., Ph.D., Chief Executive Officer.

The $100 million credit facility from Hercules is available in four tranches: the first tranche of $30 million is available at loan closing, of which the company plans to utilize $20 million immediately, with the remaining $10 million available through March 31, 2021; the second tranche of $20 million will be available upon achievement of U.S. Food and Drug Administration approval of trilaciclib in small cell lung cancer and initiation of a registrational trial in metastatic colorectal cancer, to be available from January 1, 2021 through December 15, 2021; an additional tranche of $30 million will be available from April 1, 2021 through December 31, 2022, subject to certain terms and conditions, including in connection with net product revenues for trilaciclib; and a final tranche of $20 million will be available prior to December 31, 2022 to support strategic initiatives, subject to future approvals by Hercules.

The term loan has a 24-month interest only period from date of closing, extendible up to 42 months upon achievement of certain conditions. Maturity of the loan is 48 months from date of closing, extendible up to 60 months upon achievement of certain milestones.

“This structured investment represents a significant commitment from Hercules and provides an example of the breadth of our platform and our ability to finance life sciences companies through all stages of development. We are excited to begin our partnership with the G1 management team as they advance the New Drug Application for trilaciclib and prepare for a commercial launch,” said Bryan Jadot, Senior Managing Director and Life Sciences Group Head for Hercules.

Armentum Partners acted as the company’s sole financial adviser in connection with the loan facility.

Additional information regarding the financing agreement will be disclosed in a Current Report on Form 8-K to be filed by the company with the U.S. Securities and Exchange Commission (available here).

About G1 Therapeutics

G1 Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and delivery of innovative therapies that improve the lives of those affected by cancer. The company is advancing three clinical-stage programs. Trilaciclib is a first-in-class therapy designed to improve outcomes for patients being treated with chemotherapy. Trilaciclib has received Breakthrough Therapy Designation from the FDA; a rolling NDA submission for small cell lung cancer is expected to be completed in the second quarter of 2020. Rintodestrant is a potential best-in-class oral selective estrogen receptor degrader (SERD) for the treatment of ER+ breast cancer. Lerociclib is a differentiated oral CDK4/6 inhibitor designed to enable more effective combination treatment strategies.

G1 Therapeutics is based in Research Triangle Park, N.C. For additional information, please visit www.g1therapeutics.com and follow us on Twitter @G1Therapeutics.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, those relating to the therapeutic potential of trilaciclib, rintodestrant and lerociclib, the timing of marketing applications in the U.S. and Europe for trilaciclib in SCLC, trilaciclib’s possibility to improve patient outcomes across multiple indications, rintodestrant’s potential to be best-in-class oral SERD, lerociclib’s differentiated safety and tolerability profile over other marketed CDK4/6 inhibitors and the impact of pandemics such as COVID-19 (coronavirus), are based on the company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause the company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in the company’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein and include, but are not limited to, the company’s ability to complete clinical trials for, obtain approvals for and commercialize any of its product candidates; the company’s initial success in ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials; the inherent uncertainties associated with developing new products or technologies and operating as a development-stage company; and market conditions. Except as required by law, the company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Contact:

Jeff Macdonald

Senior Director, Investor Relations & Corporate Communications

919-907-1944

jmacdonald@g1therapeutics.com